EXHIBIT 99.1

[FOR IMMEDIATE RELEASE]

Contacts:

FOR INVESTORS	FOR MEDIA

Don Duffy	Matt Zachowski
Integrated Corporate Relations	Intermarket Communications
(203) 682-8215	(212) 888-6115 x228

NYFIX REPORTS FIRST QUARTER 2008 RESULTS
Cost Management Efforts Improve Bottom Line

New York, NY, May 8, 2008: NYFIX, Inc. (Nasdaq: NYFX) (“NYFIX” or the “Company”), a trusted provider of innovative solutions that optimize trading efficiency, today reported results for first quarter 2008. As compared to first quarter 2007, revenues for first quarter 2008 increased 13% to $31.4 million, with no material change in aggregate costs. Business highlights during the current quarter included:

•	the launch in March of Euro Millennium™, NYFIX’s European-based neutral dark pool of liquidity;
•
a record volume month for NYFIX Millennium®, one of the industry’s leading dark pools of liquidity, which matched over 1.2 billion shares in January for an average of nearly 58 million shares per day; and

•	the continued growth of the NYFIX Marketplace, which reached 8,666 direct order routing messaging channels by the end of the quarter.

“With our 2007 transitional year behind us, we are focusing more of our efforts now on growing the business while we improve our financial results,” said Howard Edelstein, CEO of NYFIX. “The increased margin of our Transaction Services Division revenues combined with our 26% reduction in SG&A from the fourth quarter of 2007 has lead to a significant improvement in our bottom line.”

Three Month Results

Financial highlights for first quarter 2008 include:

•	Revenues of $31.4 million, a 13% increase over revenues of $27.7 million for first quarter 2007.
•	A 16% increase in FIX Division net revenues to $16.1 million compared to $13.9 million for first quarter 2007.
•	A 31% increase in Transaction Services Division net revenues to $13.4 million compared to $10.2 million for first quarter 2007.

•	A 48% decrease in OMS Division net revenues to $1.9 million compared to $3.6 million for first quarter 2007.
•	Gross profit of $17.3 million, a 29% increase over gross profit of $13.4 million for first quarter 2007.
•
A net loss of $(3.4) million, or $(0.09) per share, compared to a net loss for first quarter 2007 of $(6.3) million, or $(0.17) per share. These loss amounts exclude the impact of accumulated preferred dividends of $(1.1) million, or $(0.03) per share, and $(1.7) million, or $(0.05) per share, for first quarter 2008 and first quarter 2007, respectively. Other significant items which affected the net loss amounts disclosed above include the following:

	Three Months Ended March 31,
	2008		2007
(in millions, except per share amounts)	Amount	per share	Amount	per share
SEC investigation, restatement and other related expenses	$(0.1)	$(0.00)	$(3.6)	$(0.10)
Transitional rebuilding and remediation costs	(0.1)	(0.00)	(1.7)	(0.05)
Transitional employment costs	(0.1)	(0.00)	(1.0)	(0.03)
Euro Millennium costs	(2.2)	(0.06)	-	-
Restructuring charge	0.2	0.00	-	-
Loss on Fusion OMS wind-down	(0.3)	(0.01)	-	-
Stock-based compensation	(2.8)	(0.08)	(0.1)	(0.00)

-
Since second quarter 2007, NYFIX has incurred costs for Euro Millennium™, a neutral dark pool of liquidity in pan-European listed cash equities. Euro Millennium™ was launched in March 2008 for matching U.K. listed equities and will be rolled out in other major European markets over the course of 2008.

-
During March 2008, the Company terminated its lease and corresponding sublease of office space previously occupied in Stamford, CT, resulting in a reversal of $0.5 million of a restructuring reserve. Partially offsetting this benefit were employment-related restructuring charges of $0.3 million related to discontinuing the Fusion OMS business. In addition, the Company incurred an additional loss of $0.3 million during first quarter 2008 related to operating the Fusion OMS business during this wind-down phase.

-
During fourth quarter 2007, NYFIX adopted a new equity incentive plan to assist in retention and to further promote alignment with stockholders, and has since issued awards (options and restricted stock units) for more than 11 million shares of common stock.

Outlook for the Remainder of 2008 and Subsequent Events

In 2008, NYFIX will be focused on improving its financial performance and growing its business.

Although Euro Millennium was launched for matching U.K. listed equities, significant work remains to roll this platform out to other major European markets during 2008. The Company expects losses related to this initiative to continue throughout 2008 with a loss of $2.0 million expected in the second quarter of 2008.

The Company expects to incur $0.3 million of remaining employment-related restructuring costs related to transitioning out of the Fusion OMS business, which is currently expected to be substantially completed during the second quarter of 2008. In addition, the Company expects to incur a loss of $0.6 million to operate the Fusion OMS business during the second quarter of 2008.

The Company’s equity incentive program was designed to award large upfront grants rather than smaller annual grants to maximize the incentive and retention impacts of the grants and to better align the interests of employees with stockholders. As a result, stock-based compensation will remain at high levels until the 2007 grants fully vest. Stock-based compensation expense is expected to be approximately $2.0 million per quarter for the remainder of 2008. This amount may vary, however, depending on additional grants or cancellations and whether performance awards actually vest.

In April 2008, NYFIX acquired FIX City, Ltd., (“FIX City”) a U.K. based specialist in web-based electronic trading and liquidity discovery solutions, for £3.3 million (or approx. $6.6 million) in cash. NYFIX also agreed to pay an additional $1.0 million in cash consideration contingent on the successful completion of the integration of the existing FIX City and NYFIX technology platforms within six months of the closing date.

In addition, the share purchase agreement for the FIX City acquisition provides the potential for cash earn-out payments in years 1, 2 and 3 following the acquisition totaling up to £3.7 million (or approx. $7.4 million) if certain revenue targets are achieved, with potential additional payments to be based on varying percentages of all such revenue if higher level target thresholds are achieved.

NYFIX expects to incur integration costs relating to the acquisition of approximately $1.0 million during 2008 comprised of non-cash valuation adjustments to existing capitalized software costs, as the acquired FIX City technology will replace certain current NYFIX capitalized initiatives, as well as third-party costs to integrate the technology platforms. FIX City generated $2.2 million in revenues during 2007.

Investor Conference Call

As previously announced, NYFIX will host a conference call to discuss its results and business outlook today, May 8, 2008 at 5:00 PM Eastern Daylight Time. The conference call can be accessed live via telephone by dialing 1 (888) 670-2260 in the United States or + 1(913) 312-0830 internationally. A replay will be made available two hours after the call and can be accessed by dialing 1 (888) 203-1112 in the United States or +1 (719) 457-0820 internationally; the password for all calls is 8454151. The replay will be available until May 15, 2008. The call will be webcast live from our website at www.nyfix.com under the investor relations section.

About NYFIX, Inc.

A pioneer in electronic trading solutions, NYFIX continues to transform trading through innovation. The NYFIX Marketplace™ is a global community of trading counterparties utilizing innovative services that optimize the business of trading. NYFIX Millennium® provides the NYFIX Marketplace™ with new methods of accessing liquidity. NYFIX also provides value-added informational and analytical services and powerful tools for measuring execution quality. A trusted business partner to the buy-side and sell-side alike, NYFIX enables ultra low touch, low impact market access and end-to-end transaction processing. For more information, please visit www.nyfix.com.

Caution Regarding Forward Looking Statements

This press release may contain forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning NYFIX, Inc.'s plans, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on NYFIX, Inc.’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause NYFIX, Inc.’s results or future events to differ materially from current expectations include, but are not limited to: the possibility that the Company may record a significant impairment charge relating to its goodwill because the Company is not profitable; the effects of current, pending and future legislation, regulation and regulatory actions; the ability of the Company to achieve and maintain effective internal control over financial reporting in accordance with SEC rules promulgated under Section 404 of the Sarbanes-Oxley Act; the impact of accounting for stock-based compensation and ongoing regulatory investigations, including the possibility of new and significant information subsequently arising which could lead to different determinations and require different accounting treatment; actions and initiatives by both current and future competitors; our ability to accommodate increased levels of trading activity and keep current with market data requirements; and other factors detailed in NYFIX, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and other periodic reports filed with the U.S. Securities and Exchange Commission. In addition, these statements are based on a number of assumptions that are subject to change. The inclusion of forward-looking statements herein should not be regarded as a representation by NYFIX, Inc. that the forward-looking statements will prove to be correct. In addition, the forward-looking statements included in this press release represent the Company’s views as of May 8, 2008. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to May 8, 2008.

NYFIX, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2008		2007

Revenue:
Subscription and maintenance		$17,518		$17,274
Transaction		13,268		9,776
Product sales and services		621		680
Total revenue		31,407		27,730

Cost of revenue:
Subscription and maintenance		7,651		8,546
Transaction		6,412		5,401
Product sales and services		81		387
Total cost of revenue		14,144		14,334

Gross profit		17,263		13,396

Operating expense:
Selling, general and administrative		20,396		16,878
SEC investigation, restatement and other related expenses		137		3,593
Depreciation and amortization		447		282
Restructuring charge		(158)		-

Loss from operations		(3,559)		(7,357)

Interest expense		(211)		(136)
Investment income		546		1,227
Other expense, net		-		(15)
Loss before income tax provision		(3,224)		(6,281)
Income tax provision		128		47
Net loss		(3,352)		(6,328)
Accumulated preferred dividends		(1,142)		(1,717)
Loss applicable to common stockholders		$(4,494)		$(8,045)

Basic and diluted loss per common share (net of accumulated preferred dividends)	$	(0.12)	$	(0.22)

Basic and diluted weighted average common shares outstanding		37,312		35,767

NYFIX, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$57,642	$75,657
Accounts receivable	16,444	14,609
Clearing assets	729,266	483,867
Prepaid expenses and other current assets	7,693	7,900
Total current assets	811,045	582,033
Property and equipment	22,284	21,478
Capitalized software costs	6,720	5,789
Goodwill	57,322	57,401
Acquired intangible assets	3,601	3,708
Other assets, net	860	1,745
Total assets	$901,832	$672,154

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$29,143	$39,163
Clearing liabilities	725,382	483,600
Current portion of capital lease obligations	725	923
Current portion of other long-term liabilities	1,489	1,564
Deferred revenue	4,551	4,648
Total current liabilities	761,290	529,898
Long-term portion of capital lease obligations	431	550
Long-term debt	9,949	9,941
Other long-term liabilities	1,343	2,354
Total liabilities	773,013	542,743
Commitments and contingencies
Stockholders' equity:
Preferred stock, $1.00 par value; 5,000,000 shares authorized:
Series A, none issued	-	-
Series B Voting Convertible, 1,500,000 shares issued and outstanding; liquidation preference of $76,313 at March 31, 2008	62,092	62,092
Series C Non-Voting Convertible, none issued	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized; 38,373,268 and 37,725,758 shares issued, respectively	266,262	261,307
Preferred stock dividend distributable, 525,000 common shares	-	2,441
Accumulated deficit	(186,949)	(183,232)
Treasury stock, 923,108 and 906,826 shares, respectively, at cost	(12,600)	(13,194)
Accumulated other comprehensive income (loss)	14	(3)
Total stockholders' equity	128,819	129,411
Total liabilities and stockholders' equity	$901,832	$672,154